Exhibit 38

10b-18 PURCHASE AGREEMENT

(EXCLUSIVE)

January 10, 2020

TOTAL GAZ ELECTRICITÉ HOLDINGS FRANCE

La Défense, 2 Place Jean Millier

92400 Courbevoie

France

This letter agreement (this “Letter Agreement”) confirms the terms and conditions under which J.P. Morgan Securities LLC (“JPMS”) will act as exclusive agent for TOTAL GAZ ELECTRICITE HOLDINGS FRANCE, a société par actions simplifiée registered at the Registre du Commerce et des Sociétés de Nanterre, France with registration number 402 975 825 R.C.S. Nanterre and having its registered address at La Défense, 2 Place Jean Millier, 92400 Courbevoie, France (the “Purchaser”), in connection with the Purchaser’s program (the “Program”) to purchase shares of common stock, par value $0.001 per share (the “Securities”), of SunPower Corporation, a Delaware corporation (the “Issuer”).

1.

Appointment of JPMS. The Purchaser hereby appoints JPMS as its exclusive agent to purchase Securities on behalf of the Purchaser in the open market. It is the Purchaser’s intention that such purchases benefit from the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Purchaser acknowledges that the Purchaser may be an “affiliated purchaser” of the Issuer, as such term is defined in Rule 10b-18. Accordingly, the Purchaser hereby agrees that it shall not take, nor permit any person or entity under its control to take, any action that could jeopardize the availability of Rule 10b-18 for purchases of Securities under the Program. JPMS agrees that it shall use commercially reasonable efforts to execute all purchases of Securities under this Letter Agreement in accordance with the requirements contained in subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b-18, taking into account the rules and practices of the principal exchange on which the Securities are traded (the “Principal Market”), it being understood that JPMS shall not be responsible for delays between the execution and reporting of a trade in the Securities, any reporting errors of the Principal Market or third party reporting systems or other circumstances beyond JPMS’s control. The Purchaser shall use JPMS as its exclusive broker in connection with the purchase of Securities on any day.

2.

Term. JPMS’s appointment as agent under the Program shall continue until terminated in accordance with the provisions of the following sentence. This Letter Agreement may be terminated by either party upon written notice to the other party. Such written notice may be made by electronic mail, as provided in Paragraph 12. Notwithstanding the termination of this Letter Agreement, the Purchaser shall be solely responsible for any purchases made by JPMS as the Purchaser’s agent pursuant to the terms of this Letter Agreement prior to JPMS’s receipt of such written notice of termination. In addition, if JPMS receives any such notice, JPMS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by JPMS.

3.

Suspension of Program. The Purchaser shall promptly notify JPMS of the existence of any circumstances that render it advisable to suspend the Program for any given period of time (including, without limitation, purchases by the Issuer or any other “affiliated purchasers” (as defined in Rule 10b-18) of the Issuer, distributions by the Issuer within the meaning of Regulation M under the Exchange Act or the possession by the Purchaser of material non-public information while there is an open and unfilled instruction to purchase), and, upon receipt of the Purchaser’s direction to suspend the Program, JPMS shall do so. Such suspension notice shall not include any other information about the nature of the circumstances giving rise to such suspension or its applicability to the Purchaser or otherwise communicate any material non-public information about the Issuer or the Securities to JPMS. The Purchaser shall be solely responsible for any purchases made by JPMS as the Purchaser’s agent prior to JPMS’s receipt of the Purchaser’s direction to suspend purchases. In addition, if JPMS receives any such notice, JPMS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by JPMS.

4.

Purchases by Affiliates. The Purchaser will notify JPMS of the intention on the part of the Purchaser or, to the extent the Purchaser has knowledge of such, on the part of the Issuer or any other affiliated purchaser of the Issuer, to purchase Securities on any day, including any purchase of a “block” (as defined in Rule 10b-18) pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) under the Exchange Act, if such purchase is to be effected other than through JPMS pursuant to this Letter Agreement. Such notice shall be given prior to 8:00 a.m., New York City time on the day on which such purchase is intended to be made, and upon receipt of such notification JPMS shall refrain from purchasing any Securities hereunder on such day. The Purchaser shall be solely responsible for any purchases made by JPMS as the Purchaser’s agent pursuant to the terms and conditions of this Letter Agreement prior to JPMS’s receipt of any such notice. In addition, if JPMS receives any such notice, JPMS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by JPMS.

5.	Purchasing Procedures.

(a) Unless otherwise agreed to, the Purchaser will provide JPMS with instructions on a periodic basis in respect of the Program regarding the total number of Securities JPMS is authorized to purchase and target amounts of Securities to be acquired during a designated period of time following such instruction and the maximum price or the range of prices to be paid therefore. Except as otherwise provided in this Letter Agreement, JPMS shall determine, in its reasonable discretion, the timing, amount, prices and manner of purchase of Securities on any day, so long as such purchases are consistent with the aforementioned instructions provided by the Purchaser.

(b) In the event that JPMS, in its reasonable discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMS) for JPMS to refrain from purchasing Securities or to purchase fewer than the number of Securities otherwise specified in the instructions provided by the Purchaser on any day, then JPMS may, in its reasonable discretion, elect that the number of Securities purchased shall be reduced for such day to an amount determined by JPMS in its reasonable discretion.

6.

Monitoring Procedures. On any day on which JPMS purchases Securities hereunder, JPMS shall provide a daily email report confirming purchases of Securities to the Purchaser and to such other persons or agents of the Purchaser as the Purchaser shall reasonably designate. Such report shall include (i) the average price of Securities purchased (the “Average Daily Purchase Price”) and number of Securities purchased (the “Purchase Share Count”) for the Purchaser and for affiliated purchasers on such Trading Day (as defined herein) pursuant to the terms of this Letter Agreement and (ii) the 10b-18 VWAP (as defined herein) on such Trading Day. JPMS shall also provide, by email to the Purchaser and to such other persons or agents of the Purchaser as the Purchaser shall reasonably designate, other market data that the Purchaser shall reasonably request.

7.	Payment for and Delivery of Purchased Securities.

Payment for Securities purchased, together with any applicable fees, shall be made by the Purchaser within one standard settlement cycle after the date of purchase of such Securities (the “Settlement Date”). Purchased Securities will be held for the Purchaser by JPMS (without cost) until delivered in accordance with instructions to be furnished by the Purchaser.

8.

Compensation. For the services provided in this Letter Agreement, the Purchaser agrees to pay to JPMS a fee equal to the sum of $0.02 per share for the Securities purchased pursuant to the terms of this Letter Agreement.

In the event that the Purchaser delivers an instruction to JPMS to purchase Securities on the basis of 10b-18 VWAP, the Purchaser further agrees to pay to JPMS the applicable Incentive Fee (as defined herein) with respect to the Securities purchased pursuant to such instruction.

“Incentive Fee” shall be calculated as follows: For any Trading Day:

[(A) * (B)] / 2

(A) means: 10b-18 VWAP minus the Average Daily Purchase Price; and

(B) means: the Purchase Share Count on such Trading Day;

provided, however, that in no event will the Incentive Fee be less than $0.0.

“Trading Day” means a day on which the Nasdaq Stock Market is open for the transaction of business and trades regular way.

“10b-18 VWAP” shall mean, for any Trading Day, the volume-weighted average price at which the Securities trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the applicable exchange, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, and (iii) trades that occur in the last ten minutes before the scheduled close of trading on the applicable exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is affected. JPMS shall refer to the Bloomberg Page “SPWR US <Equity> AQR SEC” (or any successor thereto) for such Trading Day to determine the 10b-18 VWAP for purposes of this Letter Agreement, or, if such price is not available on such Bloomberg page, the market value per share of Issuer on such date shall be determined by JPMS using a Rule 10b-18 volume weighted average price calculation method determined by JPMS in good faith after consultation with the Purchaser.

For the avoidance of doubt, if the Purchaser’s instruction does not instruct JPMS to purchase Securities on the basis of 10b-18 VWAP, no Incentive Fee shall be due or payable by the Purchaser.

9.	Representations, Warranties and Agreements. The Purchaser represents and warrants to, and agrees with, JPMS as follows:

(a) This Letter Agreement and the transactions contemplated herein have been duly authorized by the Purchaser; this Letter Agreement is the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein.

(b) At any time during the term of this Letter Agreement that JPMS has been instructed to purchase Securities in connection with the Program, the Purchaser is not aware of any material non-public information regarding the Issuer or the Securities. In the event that the Purchaser affirmatively instructs JPMS not to purchase Securities on any day or for any period, the Purchaser agrees that it shall not communicate to JPMS the reason for such instruction.

(c) The Purchaser is not entering into this Letter Agreement to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress the price of the Securities (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Securities, and will not engage in any other securities or derivative transaction to such ends.

(d) The Purchaser acknowledges that JPMS is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A), respectively, of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that each transaction under this Letter Agreement is intended to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and each payment or delivery of cash, Securities or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code, and the parties hereto are to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code.

(e) Prior to 8:00 a.m., New York City time on each day on which JPMS is instructed to purchase Securities pursuant to this Letter Agreement, the Purchaser will provide to JPMS, in addition to the instructions described in Section 5(a), all information, other than publicly reported trading volumes, reasonably requested by JPMS to calculate the maximum number of Securities that may be purchased on such day in accordance with the volume condition set forth in Rule 10b-18, including, without limitation, any block purchases by or on behalf of the Purchaser, the Issuer or any other affiliated purchaser of the Purchaser, and JPMS shall be entitled to rely on such information as provided.

(f) Without limiting the generality of Section 3 of this Letter Agreement, the Purchaser shall notify JPMS in writing at least as many business days in advance as is required under Regulation M under the Exchange Act prior to engaging in any transaction that would cause the Securities (or any securities convertible into, exchangeable for or linked in value to the Securities) to be subject to a “restricted period” under, and as defined in, Regulation M.

10.	Disclosure of Acquisition Program. The Purchaser represents and warrants that it has publicly disclosed its intention to institute a program for the acquisition of the Securities.

11.

Other Purchases by JPMS. Nothing herein shall preclude the purchase by JPMS of Securities for JPMS’s own account, or the solicitation or execution of purchase or sale orders of Securities for the account of JPMS’s clients.

12.	Notices. Any written communication shall be sent to the address specified below and shall become effective upon receipt:

(a)	if to JPMS, to it at

J.P. Morgan Securities LLC

383 Madison Avenue, 7th Floor

New York, NY 10179

Attention: Brett Chalmers

Telephone: +1 (212) 622-2252

Email: brett.chalmers@jpmorgan.com

or at such other address as may from time to time be designated by notice to the Purchaser in writing, with copies (which shall not constitute notice) to:

J.P. Morgan Securities LLC

383 Madison Avenue, 7th Floor

New York, NY 10179

Attention: Jemil Salih

Telephone: +1 (212) 622-2723

Email: jemil.d.salih@jpmorgan.com

Attention: Ara Movsesian

Telephone: +1 (212) 622-2619

Email: ara.movsesian@jpmorgan.com;

J.P. Morgan Securities LLC

25 Bank Street, London, E14 5JP

United Kingdom

Attention: Alexandre Gaudy

Telephone: +44 74 69 03 77 99

Email: alexandre.gaudy@jpmorgan.com

and

(b)	if to the Purchaser, to it at

TOTAL

10 Upper Bank Street

London, E14 5BF

United Kingdom

Attention: Eric Le Bouvier

Telephone: +44 (0) 20 7719 7880

Email: eric.le-bouvier@total.com

or at such other address as may from time to time be designated by notice to JPMS in writing.

13.

Governing Law. This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the law of the State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.	Recognition of the U.S. Special Resolution Regimes.

(a) In the event that JPMS becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from JPMS of this Letter Agreement, and any interest and obligation in or under this Letter Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime.

(b) In the event that JPMS or a BHC Act Affiliate of JPMS becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights under this Letter Agreement that may be exercised against JPMS are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

(c) For purposes of this Section 14 the following terms shall have the following meanings:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

J.P. MORGAN SECURITIES LLC

By:	/s / Brett Chalmers
Name: Brett Chalmers
Title: Vice President

[Signature Page to 10b-18 Purchase Agreement]

Agreed to and accepted by:

TOTAL GAZ ELECTRICITE HOLDINGS FRANCE

By:	/s/ Laurent Vivier
Name: Laurent Vivier
Title: President

[Signature Page to 10b-18 Purchase Agreement]